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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number
                                                            ----------------
             WebTV Networks, Inc.
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            (Exact name of registrant as specified in its charter)

        305 Lytton Avenue, Palo Alto, California 94301. (415) 326-3240
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Class A Common Shares
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            (Title of each class of securities covered by this Form)

            None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [_]         Rule 12h-3(b)(1)(ii)  [_]
             Rule 12g-4(a)(1)(ii)  [_]         Rule 12h-3(b)(2)(i)   [_]
             Rule 12g-4(a)(2)(i)   [_]         Rule 12h-3(b)(2)(ii)  [_]
             Rule 12g-4(a)(2)(ii)  [_]         Rule 15d-6            [X]
             Rule 12g-3(b)(1)(i)   [_]

Approximate number of holders of record as of the certification or notice

date:                92
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   Pursuant to the requirements of the Securities Exchange Act of 1934, WebTV
Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 20, 1997         By:   /s/ Albert A. Pimentel
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                                     Albert A. Pimentel
                                     Principal Financial and Accounting
                                     Officer